                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDEMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No.________)1



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Esperion Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  29664R 10 6
                         ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_] Rule 13d-1(b)

  [-] Rule 13d-1(c)

  [X] Rule 13d-1(d)


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29664R 10 6



------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH              8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                 [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6



------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III Interfund L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6



------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III Management L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6



------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III LLC

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   OO
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6

------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III Offshore L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                  [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6

------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III Offshore Partners, L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                  [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6

------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures III Offshore, Ltd.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                  [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   CO
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6


------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures IV L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6


------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures IV Management L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                  [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6


------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures IV Interfund L.P.

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                `                                              (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6



------------------------------------------------------------------------------
   NAME OF REPORTING PERSONS.
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   TL Ventures IV LLC

------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
   SEC USE ONLY
3


------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          4,842,751
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          4,842,751
------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   4,842,751
------------------------------------------------------------------------------
   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10 (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
   19.41%

------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

   OO
-------------------------------------------------------------------------------

Item 1.

  (a) Name of Issuer:

      Esperion Therapeutics, Inc.

  (b) Address of Issuer's Principal Executive Offices:

      3621 S. State Street, 695 KMS Place
      Ann Arbor, MI 48108

Item 2.

  (a) Name of Person Filing:

      (1) TL Ventures III L.P.
      (2) TL Ventures III Interfund L.P.
      (3) TL Ventures III Management L.P.
      (4) TL Ventures III LLC
      (5) TL Ventures III Offshore L.P.
      (6) TL Ventures III Offshore Partners L.P.
      (7) TL Ventures III Offshore Ltd.
      (8) TL Ventures IV L.P.
      (9) TL Ventures IV Management L.P.
     (10) TL Ventures IV Interfund L.P.
     (11) TL Ventures IV LLC

  (b) Address of Principal Business Offices:

      (1),(2),(3),(4),(8),(9),(10),(11):
      700 The Safeguard Building
      435 Devon Park Drive
      Wayne, PA 19087-1990

      (5)&(6):
      c/o Trident Trust Company (Cayman) Limited
      P.O. Box 847
      One Capitol Place, 4th Floor
      Grand Cayman, Cayman Islands
      British West Indies

      (7):
      c/o Myers & Calder
      Ugland House
      P.O. Box 309
      Georgetown, Grand Cayman
      Cayman Islands
      British West Indies

  (c) Citizenship:

      (1),(2),(3),(8),(9),(10): Delaware limited partnership
      (4)&(11): Delaware limited liability company
      (5),(6),(7):  Cayman Islands company

  (d) Title of Class of Securities

      Common Stock

  (e) CUSIP Number

      29664R 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:

  (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act

  (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

  (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act

  (d) [_] Investment company registered under Section 8 of the Investment Company Act

  (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

  Not applicable

Item 4. Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 (a) Amount beneficially owned: 4,842,751

 (b) Percent of class:  19.41%

 (c) Number of shares as to which the person has:

   (i)   Sole power to vote or to direct the vote: -0-

   (ii)  Shared power to vote or to direct the vote: 4,842,751

   (iii) Sole power to dispose or to direct the disposition of:  -0-

   (iv)  Shared power to dispose or to direct the disposition of: 4,842,751

   TL Ventures III L.P. ("TL III"), TL Ventures III Offshore L.P. ("TL III Offshore") and TL Ventures III Interfund L.P. ("TL III Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 3,360,592 shares; TL III Offshore is the record holder of 703,448 shares; and TL III Interfund is the record holder of 109,731 shares. TL Ventures III LLC is the sole general partner of TL Ventures III Management L.P. the sole general partner of TL III, and TL Ventures III LLC is the sole general partner of TL III Interfund. As such, TL Ventures III LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures III LLC. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners L.P., which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

    TL Ventures IV, L.P. ("TL IV") and TL Ventures IV Interfund, LP ("TL IV Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL IV is the record holder of 651,757 shares and TL IV Interfund is the record holder of 17,223 shares. TL Ventures IV LLC is the sole general partner of TL Ventures IV Management, LP, the sole general partner of TL IV, and TL Ventures IV LLC is the sole general partner of TL IV Interfund. As such, TL Ventures IIV LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL IV and TL IV Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures IV LLC.

Item 5.  Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

   Not applicable

Item 8.  Identification and Classification of Members of the Group


    TL Ventures III L.P., TL Ventures III Interfund L.P., TL Ventures III Management L.P., TL Ventures III LLC, TL Ventures Offshore L.P., TL Ventures Offshore Partners L.P., TL Ventures III Offshore, Ltd., TL Ventures IV L.P., TL Ventures IV Management L.P., TL Ventures IV Interfund L.P. and TL Ventures IV LLC are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9.  Notice of Dissolution of Group

   Not applicable

Item 10. Certification

   Not applicable

                                   SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2001       TL VENTURES III L.P.,
                              By: TL Ventures III Management L.P.,
                                     its general partner
                              By: TL Ventures III LLC,
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures III Offshore L.P.
                              By:TL Ventures III Offshore Partners L.P.,
                                     its general partner
                              By: TL Ventures III Offshore Ltd.,
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures III Interfund L.P.
                              By: TL Ventures III LLC,
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures III LLC

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures III Offshore Ltd.

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration

                              TL Ventures III Management L.P.,
                              By: TL Ventures III LLC,
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures III Offshore Partners L.P.
                              By: TL Ventures III Offshore Ltd.,
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures IV L.P.
                              By: TL Ventures IV Management L.P.
                                     its general partner
                              By: TL Ventures IV LLC
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures IV Interfund L.P.
                              By: TL Ventures IV LLC
                                     its general partner

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                              TL Ventures IV LLC

                              By:  /s/ Pamela A. Strisofsky
                                   ---------------------------
                               Name:  Pamela A. Strisofsky
                               Title: VP of Finance & Administration


                             TL Ventures IV Management L.P.
                             By: TL Ventures IV LLC,
                                    its general partner

                             By:  /s/ Pamela A. Strisofsky
                                  ---------------------------
                              Name:  Pamela A. Strisofsky
                              Title: VP of Finance & Administration